Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Watts Water Technologies, Inc.:

We consent to the use of our reports dated February 28, 2012, with respect to the consolidated balance sheets of Watts Water Technologies, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 28, 2012 on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states Watts Water Technologies, Inc. acquired Danfoss Socla S.A.S and the related water controls business of certain other entities controlled by Danfoss A/S (collectively Socla) during 2011, and management excluded from its assessment of the effectiveness of Watts Water Technologies, Inc.’s internal control over financial reporting as of December 31, 2011, Socla’s internal control over financial reporting associated with total assets of $206 million and total revenues of $95 million included in the consolidated financial statements of Watts Water Technologies, Inc. and subsidiaries as of and for the year ended December 31, 2011.  Our audit of internal control over financial reporting of Watts Water Technologies, Inc. also excluded an evaluation of the internal control over financial reporting of Socla.

/s/ KPMG LLP

Boston, Massachusetts

March 28, 2012